Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that they are filing jointly pursuant to Rule 13-d-1(k)(1) of the Securities Exchange Act of 1934, as amended, with respect to Class A ordinary shares of NaaS Technology Inc., and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree and acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: June 21, 2022

CICC Capital Operation Co., Ltd.

By:	/seal/ CICC Capital Operation Co., Ltd. /s/ Junbao Shan
Name: Junbao Shan Title: Officer

CICC (Changde) Emerging Industry Venture Capital Partnership L.P.
By:	/seal/ CICC (Changde) Emerging Industry Venture Capital Partnership L.P. /s/ Yuanjiang Shen
Name: Yuanjiang Shen Title: Officer

[Signature page to Schedule 13G – Joint Filing Agreement]